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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
PRICE COMMUNICATIONS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRICE COMMUNICATIONS CORPORATION
45 Rockefeller Plaza
New York, New York 10020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of PRICE COMMUNICATIONS CORPORATION:

        NOTICE IS HEREBY GIVEN that the 2003 annual meeting of the shareholders of Price Communications Corporation will be held at the Rockefeller Center Club, 30 Rockefeller Plaza, 64th Floor, New York, New York 10020, April 28, 2003 at 10:30 a.m. local time for the following purposes:

          1.    to consider and vote upon a non-binding, advisory vote of the shareholders as to whether in the years ahead our company should be liquidated, and during the period from now until liquidation we should limit our activities to the ownership of our preferred interest in Verizon Wireless of the East LP (referred to in this notice and the accompanying proxy statement as a "liquidation strategy"), or as an alternative to a liquidation strategy, our company's management should currently begin to seek to acquire another business or to seek other business opportunities;

          2.    to elect one director to our board of directors for a term of three years expiring in 2006;

          3.    to consider and vote upon a proposal to approve a new Long-Term Incentive Plan (to replace our existing plan which expired on December 31, 2002) and the reservation of 2,000,000 shares for issuance under the new plan; and

          4.    to transact such other business as may properly be brought before the annual meeting and any postponement or adjournment thereof.

        The board of directors has fixed the close of business on February 27, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments.

        On August 15, 2002, we contributed our wireless business, together with approximately $149 million in cash, to Verizon Wireless of the East LP (the "Verizon Partnership"), a limited partnership controlled by Cellco Partnership (doing business as "Verizon Wireless"). In return, we received a non-transferable preferred limited partnership interest in the Verizon Partnership. We expect that this preferred limited partnership interest will be exchanged for common stock of Verizon Communications Inc. in approximately August 2006.

        The board of directors has determined to conduct a non-binding, advisory vote of our shareholders regarding our company's future business strategy. This vote will permit our shareholders to express their views as to whether our company should begin now to follow a liquidation strategy with a view toward the liquidation of our company in the years ahead, or as an alternative to a liquidation strategy, our company's management should currently begin to seek to acquire another business that meets the economic and fiduciary requirements of our board of directors.

        In reading our proxy statement, we would like to point out the following. At the time we negotiated last year's transaction with Verizon, our board of directors and management thought it possible that a qualifying initial public offering of Verizon Wireless Inc. would occur and that, consequently, we could probably receive Verizon Wireless stock. On January 29, 2003, however, Verizon Wireless announced the withdrawal of its registration statement for an initial public offering of its common stock, given Verizon Wireless' ongoing strong cash flow and lack of significant funding requirements. Moreover, since we entered into our transaction with Verizon we have received no other indications as to if or when a Verizon Wireless initial public offering might occur. As a result, we do not believe that such an offering will take place in the foreseeable future. We consequently expect that our preferred interest will be exchanged for common stock of Verizon Communications in approximately August 2006. If this happens our Verizon Communications shares will become eligible for distribution to our shareholders in approximately August 2007.

        Under New York law the affirmative vote of the holders of at least 66 2/3% of our outstanding shares would be required at a future shareholders meeting to approve a liquidation of our company. In recent votes of our shareholders between approximately 7.3% and approximately 15.1% of our shareholders have failed to vote (with any such failure to vote at such a future meeting of our shareholders making it more difficult to reach the 66 2/3% affirmative vote required to approve liquidation), and the holders of approximately 30% of our outstanding shares (including Robert Price, our company's chief executive officer, members of his family, other officers and directors of our company, and other shareholders who have volunteered their opinions) have indicated to us that they currently oppose a liquidation strategy and may continue to do so in the future. Our board consequently believes that it may be difficult at any future shareholders meeting to obtain the necessary vote to approve liquidation. As a result, our board will only consider there to have been a non-binding, advisory vote in favor of a liquidation strategy if the holders of at least 55% of our outstanding shares vote in favor of a liquidation strategy in the advisory vote.

        The board of directors of our company unanimously recommends that our shareholders vote FOR beginning to seek a new business in the non-binding, advisory vote. In reaching this determination the board considered the following material factors:

  •
  on January 29, 2003, Verizon Wireless announced the withdrawal of its registration statement for an initial public offering of its common stock, given its strong ongoing cash flow and lack of significant funding requirements;

  •
  if our company determines to follow a liquidation strategy, its activities prior to liquidation will be limited to the ownership of our preferred interest in the Verizon Partnership, with the result that we will not be able to take advantage of other opportunities to maximize shareholder value during what may be a prolonged period of time before a liquidation even becomes possible;

  •
  if our company determines to seek another business to add to our company, our board of directors will have the ability to attempt to maximize shareholder value through the acquisition of a business that meets the board's economic and fiduciary requirements;

  •
  there can be no assurance that our company will identify or succeed in acquiring a business that meets its economic and fiduciary requirements or that such an acquisition, if consummated, will be profitable;

  •
  if our company is not liquidated within one year following an exchange for shares of Verizon stock, and our company decides to sell such shares or distribute them to our shareholders, our company and/or our shareholders may incur substantial tax liability on any such sales or distributions; and

  •
  if our company determines to seek another business but such a business is not acquired by our company, our board will still have the flexibility to recommend liquidation to our shareholders, if the board determines that a liquidation is in the best interests of our company.

        Regardless of its outcome, the non-binding, advisory vote will not constitute approval under New York law for our liquidation or any other transaction.

        Approval of the proposal to approve a new Long-Term Incentive Plan for our company and the reservation of 2,000,000 shares for issuance under the plan requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting by our shareholders, and the election of the nominee for director requires a plurality of the votes cast at the annual meeting by our shareholders. The board of directors recommends that you vote FOR the approval of our new Long-Term Incentive Plan and the reservation of 2,000,000 shares for issuance under the plan and FOR the election of the nominee for director.

        If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of currently seeking to acquire another business with respect to proposal 1 and will be counted as a vote in favor of proposals 2 and 3.

        Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the annual meeting. We ask that you please take the time to vote by completing and mailing the enclosed proxy card promptly.

                      By order of the Board of Directors,

                      /s/ Kim I. Pressman

                      Kim I. Pressman
                       Executive Vice President, Chief Financial
                      Officer and Secretary

PRICE COMMUNICATIONS CORPORATION
45 Rockefeller Plaza
New York, New York 10020

ANNUAL MEETING OF SHAREHOLDERS
April 28, 2003

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

        The accompanying proxy is solicited by the board of directors of Price Communications Corporation, a New York corporation, for use at the 2003 Annual Meeting of Shareholders to be held at the Rockefeller Center Club, 30 Rockefeller Plaza, 64th Floor, New York, New York 10020, on April 28, 2003, at 10:30 a.m. local time, and at any adjournments. If not otherwise specified, proxies will be voted FOR seeking to acquire another business in the non-binding, advisory vote of the shareholders as to whether our company should follow a liquidation strategy or should seek to acquire another business, will be voted FOR the election of the nominee for director, and FOR approval of our new Long-Term Incentive Plan and the reservation of 2,000,000 shares for issuance under the plan.

        Shareholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to the Secretary of our company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to our Secretary at our principal executive offices, or by attending the annual meeting and voting in person. The board of directors does not know of any matters other than those specified in the notice of annual meeting of shareholders that will be presented for consideration at the annual meeting. However, if other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment. In the event that the nominee for director is unable to serve as a director at the date of the annual meeting, the enclosed form of proxy will be voted for the nominee who is designated by the board of directors to fill such vacancy.

        As of February 27, 2003, there were 54,543,388 shares of our common stock outstanding, with each such share being entitled to one vote. Only shareholders of record at the close of business on February 27, 2003 will be entitled to vote at the annual meeting, and this proxy statement and the accompanying proxy are being sent to such shareholders on or about March 31, 2003.

        Under New York law and our certificate of incorporation and by-laws, the holders of a majority of our outstanding shares, present in person or represented by proxy, constitutes a quorum.

        Under New York Stock Exchange rules, if your broker holds shares in its name, the broker can vote on some "routine" proposals (including the proposals to elect a director to our board of directors and to approve our Long-Term Incentive Plan) when it has not received your instructions. However, if your broker has not received your instructions, your broker will not be able to vote on the non-binding, advisory vote (a "broker non-vote"), as the purpose of this vote is to determine whether the shareholders believe our company should be liquidated or seek to acquire another business. You should consequently instruct your broker how to vote your shares on the advisory vote, following the directions provided by your broker.

        Under New York law the affirmative vote of the holders of at least 66 2/3% of our outstanding shares would be required at a future shareholders meeting to approve a liquidation of our company. In recent votes of our shareholders between approximately 7.3% and approximately 15.1% of our shareholders have failed to vote (with any such failure to vote at such a future meeting of our shareholders making it more difficult to reach the 66 2/3% affirmative vote required to approve liquidation), and the holders of approximately 30% of our outstanding shares (including Robert Price, our company's chief executive officer, members of his family, other officers and directors of our company, and other shareholders who have volunteered their opinions) have indicated to us that they currently oppose a liquidation strategy and may continue to do so in the future. Our board consequently believes that it may be difficult at any future shareholders meeting to obtain the necessary vote to approve liquidation. As a result, our board will only consider there to have been a non-binding, advisory vote in favor of a liquidation strategy if the holders of at least 55% of our outstanding shares vote in favor of a liquidation strategy in the advisory vote. Since our board will only consider there to have been a non-binding, advisory vote in favor of a liquidation strategy if the holders of at least 55% of our outstanding shares vote in favor of a liquidation strategy in the advisory vote, a broker non-vote on the advisory vote may be considered, in effect, to be a vote "against" a liquidation strategy for our company.

        You may abstain from voting on each of the proposals other than the election of the nominee for director. Since we will only consider there to have been a non-binding, advisory vote in favor of liquidation if at least 55% of our outstanding shares are voted in favor of liquidation, an abstention on the advisory vote may be considered, in effect, to be a vote "against" the liquidation of our company. Abstentions with respect to the proposal to approve our Long-Term Incentive Plan will have no effect on the vote on this matter.

        Our company will bear the cost of soliciting proxies. Solicitations will be made primarily by mail, but our regular employees and representatives may solicit proxies personally or by mail, courier, telephone or facsimile. Our company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitations. The company is paying Morrow & Co. a fee of $5,000 in addition to a per call charge, plus any other expenses incurred, to help with the solicitation. Arrangements also may be made with brokers, custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Our company may reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material.

NON-BINDING ADVISORY VOTE OF THE SHAREHOLDERS AS TO WHETHER
THE COMPANY SHOULD FOLLOW A LIQUIDATION STRATEGY, OR AS AN ALTERNATIVE,
SEEK TO ACQUIRE ANOTHER BUSINESS
(PROPOSAL 1)

Background

        On August 15, 2002, we contributed our wireless business, together with approximately $149 million in cash, to Verizon Wireless of the East LP (the "Verizon Partnership"), a limited partnership controlled by Cellco Partnership (doing business as "Verizon Wireless").

        In return, we received a non-transferable preferred limited partnership interest in the Verizon Partnership. This preferred limited partnership interest was exchangeable for common stock of either Verizon Wireless Inc. (if a qualifying initial public offering of Verizon Wireless occurred by August 15, 2006) or Verizon Communications Inc. (if, in general, such an offering does not occur).

        As indicated above, at the time we negotiated last year's transaction with Verizon, our board of directors and management thought it possible that a qualifying initial public offering of Verizon Wireless would occur and that, consequently, we could probably receive Verizon Wireless stock. On January 29, 2003, however, Verizon Wireless announced the withdrawal of its registration statement for an initial public offering of its common stock, given Verizon Wireless' ongoing strong cash flow and lack of significant funding requirements. Moreover, since we entered into our transaction with Verizon we have received no other indications as to if or when a Verizon Wireless initial public offering might occur. As a result, we do not believe that such an offering will take place in the foreseeable future. We consequently expect that our preferred interest will be exchanged for common stock of Verizon Communications in approximately August 2006. If this happens our Verizon Communications shares will become eligible for distribution to our shareholders in approximately August 2007. Since we expect to receive Verizon Communications stock, our proxy statement discusses only what will happen if we receive Verizon Communications shares. (If you are interested in the provisions of our agreements relating to Verizon Wireless common stock, this subject is discussed at length in our proxy statement of last year relating to our transaction with Verizon. That proxy statement may be obtained from the SEC or, if you prefer, let us know and we would be glad to supply you with a copy.)

        As a result of the Verizon transaction, we currently have no operating assets. Our principal assets now consist of the preferred interest in the Verizon Partnership, and cash, marketable securities and other assets which immediately after the contribution transaction were in the approximate amount of $70 million (held in a collateral account to support our guarantee of certain indebtedness of the Verizon Partnership). Our shares remain listed on the New York Stock Exchange, the Pacific Stock Exchange, the Boston Stock Exchange and the Chicago Stock Exchange.

        Our initial capital account in the Verizon Partnership was approximately $1.112 billion. Any profits of the Verizon Partnership will be allocated to us on a preferred basis for a maximum period of four years in an annual amount up to approximately 2.9% of our capital account. The Verizon Partnership will distribute cash to us equal to 50% of the preferred return. The profits allocated to us are taxable and will (less the cash distributions) increase our capital account. Any losses incurred by the Verizon Partnership will be allocated to Cellco and its affiliates up to the amount of their capital accounts before being allocated to us.

        We expect that the preferred interest will be exchanged for shares of Verizon Communications common stock on approximately August 15, 2006. If this happens our Verizon Communications shares will become eligible for distribution to our shareholders in approximately August 2007. In some circumstances (for example, if we materially breach our obligations under the exchange agreement), the preferred interest may be exchanged for Verizon Communications common stock on approximately August 15, 2012 or such earlier time as Verizon Communications may determine. In addition, in some circumstances Verizon Communications will have the option to require an exchange at any time (for example, where there is a change in control of our company or the preferred interest is transferred to a secured lender in connection with a default under a financing arrangement). The number of shares of Verizon Communications common stock issued to us in the exchange will be calculated by reference to the trailing 20-day average closing price of such stock at the time of the exchange and price ranges described below.

        The Verizon stock issued to us will be subject to lock-up agreements that will significantly limit our ability to dispose of the shares for specified periods of time. The last restrictions under the lock-up agreements will expire on the fifth anniversary of the exchange of the preferred interest for Verizon stock.

        For so long as our lock-up agreements remain in effect, a liquidation cannot occur until five business days before the first anniversary of the exchange of the preferred interest for Verizon stock. As a result, if, as we expect, there is an exchange of our preferred interest for Verizon Communications common stock on approximately August 15, 2006, such a liquidation would not, in general, occur before approximately August 8, 2007.

        Our proxy statement dated May 31, 2002 relating to the asset contribution transaction indicated that while Robert Price, our company's chief executive officer, had then stated that, at the appropriate time, he currently expected to recommend to the board of directors that the board recommend to shareholders that our company be liquidated and its assets distributed to shareholders, he had also indicated that, consistent with his fiduciary duties, he intended to review other potential business opportunities (including broadcasting, wireless and other similar opportunities) during the period prior to making any such recommendation and might decide not to recommend liquidation. At the time we negotiated last year's transaction with Verizon, our board of directors and management thought it possible that a qualifying initial public offering of Verizon Wireless would occur and that, consequently, we could probably receive Verizon Wireless stock. The Verizon Wireless announcement on January 29, 2003 of the withdrawal of its registration statement for an initial public offering of its common stock and the absence of other indications as to if or when a Verizon Wireless initial public offering might occur, have led us to believe that such an offering will not take place in the foreseeable future. We consequently expect that our preferred interest will be exchanged for common stock of Verizon Communications in approximately August 2006. If this happens, a liquidation cannot, in general, occur prior to approximately August 2007. Management is consequently concerned that if our company determines to follow a liquidation strategy, its activities prior to liquidation will be limited to the ownership of our preferred interest in the Verizon Partnership, with the result that we will not be able to take advantage of other opportunities to maximize shareholder value during what may be a prolonged period of time before a liquidation even becomes possible.

Liquidation Strategy

        Certain of our shareholders, some of whom are arbitrageurs (investors who generally buy or hold shares in the hope of a transaction occurring in the near future that will enable them to realize a profit on those shares) and some of whom are other investors in our company, have indicated to us that they believe that following the exchange of the preferred interest for Verizon stock, our company should be liquidated in the years ahead. In the event of liquidation, our shares of Verizon stock, together with our other assets not needed to satisfy liabilities, would be distributed to our shareholders. These shareholders believe that prior to such a future liquidation, and as part of what this proxy statement refers to as a "liquidation strategy," our company should limit its activities to the ownership of our preferred interest in the Verizon Partnership, rather than seeking now to acquire another business to add to our company or seeking other business opportunities.

        Atticus Capital L.L.C., one of the investors expressing a preference for a liquidation strategy, has provided our company with its estimates of the value that the assets distributed in a liquidation could have, and its views as to various related matters. Such estimates and views, which are set forth below, were arrived at without our company's concurrence or input, and do not represent our company's opinions. There are substantial uncertainties regarding such views and estimates, including, among other things, uncertainties as to the timing of a liquidation, the value of the assets that might be distributed to the shareholders in a liquidation, and whether a liquidation will ever take place.

        As indicated above, Atticus Capital has informed us that it estimates that based on publicly available information and the following assumptions, the value of the assets distributed in a liquidation could be approximately $24 per share at the time of liquidation, assuming that a qualifying initial public offering of Verizon Wireless did not occur and that the preferred interest was exchanged for Verizon Communications common stock at the earliest opportunity. Atticus Capital further assumed that a liquidation of our company would occur by August 8, 2007 and that the price of Verizon Communications common stock at the time of liquidation would be at least $40 per share (as compared to its price on February 27, 2003 of $34.85 per share). Our company's common stock price as of February 27, 2003 was $12.15, and so in the view of Atticus Capital, the liquidation strategy could result in a total pre-tax return to shareholders of approximately 98% in 2007 when compared to our company's common stock price on February 27, 2003. According to Atticus Capital, this corresponds to a compounded average annual return of approximately 16.8%. Our company does not concur with the estimates and views of Atticus Capital expressed in this proxy statement.

        Atticus Capital further believes that if a qualifying initial public offering of Verizon Wireless occurred before August 15, 2006, and the company exercised its right to exchange its preferred interest for Verizon Wireless common stock, the average annual return for shareholders would likely exceed the average annual return stated above if the preferred interest were exchanged for Verizon Communications common stock. As we have indicated above, we do not believe that our preferred interest will be exchanged for Verizon Wireless common stock.

        As we indicated in our proxy statement for the asset contribution transaction, if the Verizon stock is distributed by our company to shareholders in a liquidation within one year following the exchange, subject to the assumptions, conditions and legal uncertainties described in the proxy statement and the tax opinions referred to in the proxy statement, (1) no gain or loss should be recognized by our company with respect to the distribution of the Verizon stock, and (2) no gain or loss should be recognized by a shareholder on the receipt of the distribution of Verizon stock (but each shareholder will recognize gain to the extent of any other assets received from our company in connection with the liquidation distribution).

        Under New York law, a liquidation of our company would require the affirmative vote of the holders of at least 66 2/3% of our outstanding shares at a future meeting of our shareholders. Holders of approximately 30% of our outstanding shares (including Robert Price, our company's chief executive officer, members of his family, other officers and directors of our company, and other shareholders who have volunteered their opinions) have indicated to us that they oppose a liquidation strategy and may continue to do so in the future. In addition, in recent votes of our shareholders between approximately 7.3% and approximately 15.1% of our shareholders have failed to vote (with any such failure to vote at such a future meeting of our shareholders making it more difficult to reach the 66 2/3% affirmative vote required to approve liquidation).

Seeking to Acquire a Business

        Certain of our shareholders (including Robert Price, our company's chief executive officer, members of his family, other officers and directors of our company, and other shareholders who have volunteered their opinions) have indicated to us that they believe that our company should not follow a liquidation strategy at this time, but that our company's management should instead seek to find another operating business to add to our company.

        Such shareholders have noted that at the time we negotiated our transaction with Verizon, our board of directors and management thought it was possible that a qualifying initial public offering of Verizon Wireless would occur by August 2006 and that, consequently, we could probably receive Verizon Wireless stock in exchange for our preferred interest in the Verizon Partnership. They note, however, that on January 29, 2003 Verizon Wireless announced the withdrawal of its registration statement for an initial public offering of its common stock, given Verizon Wireless' ongoing strong cash flow and lack of significant funding requirements. These shareholders further note that since our company entered into our transaction with Verizon Wireless we have received no other indications as to if or when a Verizon Wireless initial public offering might occur. As a result, these shareholders do not believe that such an offering will take place in the foreseeable future. They consequently expect that our preferred interest will be exchanged for common stock of Verizon Communications in approximately August 2006. If this happens, a liquidation of our company cannot, in general, occur before approximately August 2007.

        These shareholders are concerned that if our company determines to follow a liquidation strategy, its activities prior to liquidation will be limited to the ownership of our preferred interest in the Verizon Partnership, with the result that we will not be able to take advantage of other opportunities to maximize shareholder value during what may be a prolonged period of time. They note that, on the other hand, if our company determines to seek another business to add to our company, our board of directors would have the ability to attempt to maximize shareholder value through the acquisition of a business that meets the board's economic and fiduciary requirements. Finally, these shareholders note that, if our company makes a determination to seek another business but our company does not acquire such a business, our board would still have the flexibility to recommend liquidation to our shareholders, if the board determines that a liquidation is in the best interests of our company.

        Our company and Mr. Price (in his capacity as chief executive officer of the company and in his personal capacity) have been shown a variety of potential acquisitions and opportunities. These include the purchase of a mutual fund management company, banks, cellular properties, independent telephone companies, broadcasting and/or publishing companies and the conversion of our company into a closed-end investment company. Our company and Mr. Price continue to study and consider these and other ideas. There can be no assurance that our company will identify a business it desires to acquire, or if we identify such a business that we will be able to consummate the acquisition at all or on favorable terms, or that such an acquisition, if consummated, would generate returns to our shareholders that would be in excess of the returns generated by following the liquidation strategy. Further, there can be no assurance that the acquisition of a business might not generate significant losses for our company.

        In the event our company is not liquidated within one year following an exchange of the preferred interest for shares of Verizon stock, and our company decides to sell such shares, dispose of them in another taxable disposition or distribute them to our shareholders, our company would incur substantial tax liability (possibly in excess of $500 million of federal income tax liability and also substantial state and local income tax), except to the extent that gain recognized by our company with respect to Verizon shares is offset by tax losses incurred by our company in connection with an acquired business, including tax losses attributable to depreciation or interest on acquisition indebtedness. In the event our company was not liquidated within such one year period, if our board of directors determined to make a subsequent distribution of the Verizon stock to our shareholders that was not in liquidation of our company, the value of the stock distributed would be treated as a dividend to the extent of our current or accumulated earnings and profits (which would include the gain recognized by our company on the distribution of the stock), and taxed to the shareholders as ordinary income. Any amount in excess of our earnings and profits would be treated as return of basis, to the extent thereof, and thereafter as capital gain. Alternatively, if our shareholders approved a subsequent distribution to our shareholders in liquidation (which would require a 66 2/3% affirmative vote of our shareholders at a future meeting of shareholders), each shareholder would recognize gain or loss to the extent of the difference between the value of the Verizon stock (and any other company assets) received by the shareholder and the aggregate tax basis of shares in our company held by the shareholder.

Non-binding, Advisory Vote

        In light of the varying views expressed by our shareholders, the withdrawal by Verizon Wireless Inc. of its registration statement for an initial public offering of its common stock, and the absence of any other indication from Verizon Wireless Inc. to if or when a qualifying initial public offering of its common stock might occur, the board of directors has determined to conduct a non-binding, advisory vote of our shareholders. This vote will permit all of our shareholders to express their views as to whether our company should follow a liquidation strategy, or as an alternative to a liquidation strategy, our company's management should seek to acquire another business. The purpose of such vote is to provide non-binding guidance from our shareholders to the board of directors and management of our company. Regardless of its outcome, this advisory vote will not constitute approval under New York law for the liquidation of our company or any other transaction.

        Under New York law the affirmative vote of the holders of at least 66 2/3% of our outstanding shares would be required at a future shareholders meeting to approve a liquidation of our company. In recent votes of our shareholders between approximately 7.3% and approximately 15.1% of our shareholders have failed to vote (with any such failure to vote at such a future meeting of our shareholders making it more difficult to reach the 66 2/3% affirmative vote required to approve liquidation), and the holders of approximately 30% of our outstanding shares (including Robert Price, our company's chief executive officer, members of his family, other officers and directors of our company, and other shareholders who have volunteered their opinions) have indicated to us that they currently oppose a liquidation strategy and may continue to do so in the future. Our board consequently believes that it may be difficult at any future shareholders meeting to obtain the necessary vote to approve liquidation. As a result, our board will only consider there to have been a non-binding, advisory vote in favor of a liquidation strategy if the holders of at least 55% of our outstanding shares vote in favor of a liquidation strategy in the advisory vote. Thus, an advisory vote in favor of liquidation by the holders of less than 55% of our outstanding shares, even if a majority of the shares voting, will not be considered to be a vote in favor of liquidation. In light of the requirement that a liquidation be ultimately approved by the vote of at least 66 2/3% of our outstanding shares, a failure in the non-binding, advisory vote to obtain such shareholder expression in favor of liquidation, although not binding, may influence the board of directors and management to seek another business, even if less than a majority of the shares voting vote in favor of seeking another business.

        Our board of directors has established no particular percentage vote as constituting approval in the non-binding, advisory vote for seeking to acquire another business. The vote in favor of this alternative will be taken into account by the board of directors and management in determining whether to follow such a course of action.

        Since this is only a non-binding, advisory vote for the purpose of providing guidance to the board of directors and management, the outcome of this advisory vote will be only one factor considered by the board and management in determining their views regarding the proper future course to be followed by our company. Regardless of the outcome of the vote, the board of directors and management have the right, consistent with their fiduciary duties and exercise of their business judgment, to recommend to the shareholders that our company be liquidated (subject to the requisite vote of at least 66 2/3% of our outstanding shares at a future meeting of our shareholders), to seek other potential business opportunities, or to follow another course of action with respect to our company's future.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS OF OUR COMPANY UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR BEGINNING TO SEEK A NEW BUSINESS IN THE NON-BINDING, ADVISORY VOTE. In reaching this determination the board considered the following material factors:

  •
  on January 29, 2003, Verizon Wireless announced the withdrawal of its registration statement for an initial public offering of its common stock, given its strong ongoing cash flow and lack of significant funding requirements;

  •
  if our company determines to follow a liquidation strategy, its activities prior to liquidation will be limited to the ownership of our preferred interest in the Verizon Partnership, with the result that we will not be able to take advantage of other opportunities to maximize shareholder value during what may be a prolonged period of time before a liquidation even becomes possible;

  •
  if our company determines to seek another business to add to our company, our board of directors will have the ability to attempt to maximize shareholder value through the acquisition of a business that meets the board's economic and fiduciary requirements;

  •
  there can be no assurance that our company will identify or succeed in acquiring a business that meets its economic and fiduciary requirements or that such an acquisition, if consummated, will be profitable;

  •
  if our company is not liquidated within one year following an exchange for shares of Verizon stock, and our company decides to sell such shares or distribute them to our shareholders, our company and/or our shareholders may incur substantial tax liability on such sales or distributions; and

  •
  if our company determines to seek another business but such a business is not acquired by our company, our board will still have the flexibility to recommend liquidation to our shareholders, if the board determines that a liquidation is in the best interests of our company.

Other Considerations

        In addition to the other information contained in this proxy statement, the following factors should be considered by shareholders in evaluating our request for their non-binding, advisory vote:

        • Future Activities of Robert Price. Although Robert Price has informed our company that he currently plans to remain with the company if it determines to seek to acquire another business, Mr. Price has stated that it is possible that he will leave our company and begin another company, including for the purpose of pursuing one of the acquisitions or other business opportunities studied by our company and Mr. Price. Mr. Price might leave the company if, among other circumstances, the shareholders indicate a preference for a liquidation strategy as a result of the advisory vote, or if the board of directors or the shareholders otherwise indicate their preference for a liquidation strategy for our company.

        • Lack of Assurance as to the Occurrence and Timing of any Liquidation of the Company and the Value of the Assets Which Might be Distributed in a Liquidation. We cannot predict whether our shareholders would approve a liquidation following an exchange of our preferred interest for Verizon stock, the timing of a liquidation, or the value of the assets that might be distributed to the shareholders in a liquidation. Under New York law, a liquidation of our company would require the affirmative vote of the holders of at least 66 2/3% of our outstanding shares. Holders of approximately 30% of our outstanding shares (including Robert Price, our company's chief executive officer, members of his family, other officers and directors of our company and other shareholders who have volunteered their opinions) have indicated to us that they currently oppose a liquidation strategy and may continue to do so in the future. In addition, in recent votes of our shareholders between approximately 7.3% and approximately 15.1% of our shareholders have failed to vote (with any such failure to vote at such a future meeting of our shareholders making it more difficult to reach the 66 2/3% affirmative vote required to approve liquidation).

        Some of the uncertainties with respect to the Verizon Communications shares that might be distributed in a liquidation are:

  •
  Although we expect that an exchange of our preferred interest for shares of Verizon Communications would occur on approximately August 15, 2006, it is possible that exchange might not take place until approximately August 15, 2012 (if, for example, we materially breach our obligations under the exchange agreement) or at any time (if, for example, there were a change in control of our company).

  •
  The number of shares of Verizon Communications common stock issued to us in an exchange would equal the amount of our capital account in the Verizon Partnership divided by the trailing 20-day average closing price of the Verizon Communications common stock, although such price may not be less than $40 nor more than $74. In some circumstances (for example, if we materially breach our obligations under the exchange agreement), the number of shares of Verizon Communications common stock issued in the exchange may equal the amount of our capital account divided by the greater of such 20-day average closing price and $55.30. The $40 minimum price (or the $55.30 minimum price, if applicable) would limit the number of shares of Verizon Communications common stock received by us if the trading price for such shares were less than the minimum price. This could result in our company receiving Verizon Communications common stock with a value less than the amount of our capital account in the Verizon Partnership immediately prior to the exchange.

  •
  In addition, under our lock-up agreements, a liquidation cannot, in general, take place until almost one year after an exchange of our preferred interest for Verizon Communications common stock.

        As a result of all of the considerations discussed above, the market value of the shares of Verizon Communications common stock which might be distributed to our shareholders in a liquidation, and the timing of any such liquidation, cannot be determined.

        • Possible Liabilities of the Company. We currently anticipate that our available cash will be sufficient to pay our taxes and meet our operating expenses. However, under New York law, the assets available for distribution to shareholders in a liquidation will be reduced by assets needed to satisfy liabilities of our company.

        We have pledged to Cellco and its affiliates 13% of our preferred interest in the Verizon Partnership (approximately $145 million) to secure indemnity and similar claims that might be made against us. The pledge would attach to the Verizon stock received by our company in exchange for this 13% interest. Except to the extent of claims previously asserted, the pledge will be reduced to approximately $75 million on August 15, 2003 and $41.3 million on August 15, 2004 and will terminate on August 15, 2005. No claims subject to the pledge agreement have been made by the Cellco or its affiliates.

        At the closing of the asset contribution, Verizon Communications provided the Verizon Partnership with $350 million of debt financing. Our company guaranteed that indebtedness, and pledged $70 million in cash, marketable securities and other assets to secure such guarantee. No payment would be required to be made under this guarantee until Verizon Communications has exhausted its remedies against the Verizon Partnership.

        • Restrictions on the Company's Activities. The preferred interest in the Verizon Partnership is the principal asset of our company and its Price Communications Wireless subsidiary. In order to avoid being required to register as an "investment company" under the Investment Company Act, which would (among other things) limit the ability of other registered investment companies to own our shares, our company and Price Communications Wireless have obtained an order from the SEC exempting them from all provisions of the Investment Company Act. The order is subject to the following conditions:

    •
    neither our company nor Price Communications Wireless will be or will hold itself out as being engaged in the business of investing, reinvesting or trading in securities;

    •
    Price Communications Wireless will not acquire any "investment securities," as that term is defined under such Act, except for the preferred interest in the Verizon Partnership and certain cash equivalents;

    •
    our company will not acquire any "investment securities," unless consistent with the goals of preserving capital and maintaining liquidity; and

    •
    the order will terminate on the earliest of (1) the date on which Price Communications Wireless ceases to own the preferred interest in the Verizon Partnership, (2) the date on which Price Communications Wireless makes an acquisition or disposition of assets by reason of which such preferred interest ceases to constitute at least 80% (or is further reduced below 80%) of the total assets of Price Communications Wireless, (3) the date on which our company makes an acquisition or disposition of assets by reason of which its interest in Price Communications Wireless ceases to constitute at least 80% (or is further reduced below 80%) of our company's total assets, and (4) August 15, 2006.

        At the time of an exchange of our preferred interest for shares of Verizon stock, these shares may account for a substantial portion of our asset value. To avoid Investment Company Act registration at that time, we may need to (1) liquidate or (2) be primarily engaged in a business other than that of investing, reinvesting, owning, holding or trading in securities. While registering as an investment company may be considered by our board of directors as a means of building shareholder value, such registration could limit our ability to take advantage of potential business opportunities or require changes to our corporate and operational structure.

        •Possible Delisting of the Company's Shares. As a result of the contribution transaction with Verizon, our company currently has no operating assets. Under the rules of the New York Stock Exchange, if a listed company's operating assets are substantially reduced or if the company ceases to be an operating company, the Exchange may in its discretion initiate delisting procedures. Such procedures typically afford a listed company the opportunity to advise the Exchange of action the company has taken, or plans to take, that would bring it within conformity with continued listing standards within an 18-month period. Our company believes that a determination to follow a liquidation strategy (with the result that the company's activities prior to liquidation would be limited to ownership of its interest in the Verizon Partnership), might increase the risk of delisting by the Exchange, in that such a strategy would preclude the acquisition of an operating business.

Forward-Looking Statements

         The preceding discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are made regarding the intent, belief or current expectations of our company and its directors or officers primarily with respect to future matters affecting our company. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward-looking statements as a result of factors, many of which are outside our control.

ELECTION OF DIRECTOR
(PROPOSAL 2)

General

        Our certificate of incorporation provides that our board of directors will have not fewer than three nor more than ten directors, with the actual number being set from time to time by resolution of the board. The board of directors has fixed the authorized number of directors at five.

        Our certificate of incorporation provides that our board of directors will be divided into three separate classes, with the classes to be as nearly equal in number as possible. One class is elected each year to serve a staggered three-year term. The terms of office of the respective classes expire in successive years. At the annual meeting, one member is to be elected to our board of directors to serve for a term of three years until the annual meeting of shareholders in 2006. The nominee, Robert F. Ellsworth, has consented to be named and to serve if elected. The board of directors has no reason to believe that Mr. Ellsworth will be unable to serve if elected to office and, to the knowledge of the board of directors, Mr. Ellsworth intends to serve the entire term. Should Mr. Ellsworth become unable or unwilling to accept nomination or election, the persons named in the proxy will vote for such other person as the board of directors may recommend.

Vote Required

        The affirmative vote of a plurality of the votes cast by our shareholders at the annual meeting is required for the election of a director.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEE.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our common stock as of February 27, 2003 by (1) each person or group known to us who beneficially owns (as defined in the rules of the Securities and Exchange Commission) more than five percent of our common stock, (2) our directors and executive officers individually and (3) all of our directors and executive officers as a group:

Beneficial Owner (1)	Amount or Nature of Beneficial Owner (2)(3)		Percentage
Robert Price	13,677,100	(4)	25.1%
John Deardourff	66,007		(5)
Robert F. Ellsworth	6,727		(5)
Kim I. Pressman	304,552	(6)	(5)
Stuart B. Rosenstein	12,750		(5)
All directors and executive officers as a group (5 persons)	14,067,136		25.8%
Timothy R. Barakett	10,160,860	(7)	18.6%

(1)
Address for each executive officer and director is our principal executive office located at 45 Rockefeller Plaza, New York, New York 10020.
(2)
Unless otherwise indicated, the persons named in the table have the sole power to vote and direct the disposition of these shares.
(3)
Includes options exercisable within 60 days of February 27, 2003.
(4)
Mr. Price owns directly 6,027,100 shares and has proxies to vote up to 7,650,000 shares owned by Mr. Price's grandchildren, or an aggregate of 13,677,100 shares (or 25.1% of the company's outstanding shares).
(5)
Less than 1%.
(6)
Excludes 19,431 shares held by Ms. Pressman's children as to which she disclaims beneficial ownership.
(7)
Based on a Schedule 13D filed with the SEC on October 2, 2002 and a Form 4 filed with the SEC on November 14, 2002. As a result of Mr. Barakett's position as chairman and chief executive officer of Atticus Capital L.L.C. and Atticus Management, Ltd., he is deemed to be a beneficial owner of the shares of common stock owned by various investment funds and managed accounts as to which such entities and their affiliates act as advisors. The principal address for Mr. Barakett is 152 West 57th Street, New York, New York 10019.

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth information with respect to our directors and executive officers.

Name	Age (as of December 31, 2002)	Office
Robert Price	70	Director, President, Chief Executive Officer and Treasurer
John Deardourff	69	Director
Robert F. Ellsworth	76	Director
Kim I. Pressman	46	Director, Executive Vice President, Chief Financial Officer, Assistant Treasurer and Secretary
Stuart B. Rosenstein	42	Director

        The following is a biographical summary of the experience of our executive officers and directors named above.

        Robert Price has served concurrently as a Director and the Chief Executive Officer and President of our company since 1979, has served as Treasurer of the Company since 1990, and has been a Director of Price Communications Wireless Holdings, Inc. ("Holdings") and Price Communications Wireless since 1997. Mr. Price was a Director of PriCellular Corporation ("PriCellular") from 1990 until it was acquired by American Cellular Corporation in June 1998. Mr. Price was the President and Assistant Treasurer of PriCellular from 1990 until May 1997 and served as Chairman of PriCellular from May 1997 until June 1998. Mr. Price, an attorney, is a former General Partner of Lazard Freres & Co. Mr. Price has served as an Assistant United States Attorney, practiced law in New York and served as Deputy Mayor of New York City. After leaving public office, Mr. Price became Executive Vice President of The Dreyfus Corporation and an Investment Officer of The Dreyfus Fund. In 1972 he joined Lazard Freres & Co. Mr. Price has served as a Director of Holly Sugar Corporation, Atlantic States Industries, The Dreyfus Corporation, Graphic Scanning Corp. and Lane Bryant, Inc., and is currently a member of The Council on Foreign Relations. Mr. Price has served as the Representative of the Majority Leader and President Pro Tem of the New York Senate and as a member of the Board of Directors of the Municipal Assistance Corporation for the City of New York. Mr. Price has also served as the nominee of the Governor of New York State as a trustee of the City University of New York. Since April 2001, he has been commissioner of the New York State Commission of Investigations. Mr. Price is a Director and president of TLM Corporation.

        John Deardourff has been a director of our company since July 2001. Mr. Deardourff is currently an officer and director of the E.V.A. Corporation, a privately-held medical device company in Bethesda, Maryland. A founding partner of Bailey, Deardourff & Associates, a leading political advertising, consulting and polling firm in suburban Washington D.C., Mr. Deardourff co-ran the organization from 1967 until his retirement last year. From 1961 to 1967, he served on the staff of New York Governor Nelson A. Rockefeller. Mr. Deardourff is a director of The Children's Defense Fund, The League of Conservation Voters and The National Environmental Trust and former trustee of The Phillips Collection, and resides in McLean, Virginia.

        Robert F. Ellsworth has been a director of our company since 1981. Mr. Ellsworth is Chairman of Hamilton Apex Technology Ventures LP of San Diego, a venture capital firm and Managing Director of The Hamilton Group, LLC, a private venture group. From 1974 to 1977, Mr. Ellsworth served as an Assistant Secretary and then Deputy Secretary of Defense. Mr. Ellsworth was a General Partner of Lazard Freres & Co. from 1971 to 1974, and served in the United States House of Representatives from 1961 to 1967. Mr. Ellsworth's professional affiliations include the International Institute for Strategic Studies, London; Atlantic Council of the United States, Washington, D.C.; The Council on Foreign Relations, New York; and the American Council on Germany, New York.

        Kim I. Pressman, a certified public accountant, is a graduate of Indiana University and holds an M.B.A. from New York University. Ms. Pressman was elected Executive Vice President & Chief Financial Officer of our company in May 1998 and was elected Secretary in April 2002. She currently serves as the company's designee on the Management Committee of Verizon Wireless of the East. Prior to joining our company in 1984 where she held various offices prior to her election to her current positions, Ms. Pressman was employed for three years by Peat, Marwick, Mitchell & Co., a national certified public accounting firm, and for more than three years thereafter was Supervisor, Accounting Policies for International Paper Company and then Manager, Accounting Operations for Corinthian Broadcasting of Dun & Bradstreet Company, a large group owner of broadcasting stations. Ms. Pressman served as a Director of TLM Corporation, Fairmont Communications Corporation, and NTG, Inc. Until June 1998, she served as a Director, Vice President and Secretary of PriCellular Corporation for more than the preceding five years.

        Stuart B. Rosenstein has been a director of our company since August 2000. Mr. Rosenstein co-founded LiveWire Ventures in 1998 and has served as its Executive Vice President and Chief Financial Officer since its inception. LiveWire is a diversified investment and management group focused primarily on companies that provide software and internet products and services for the media, telecom, utility, advertising, and new media industries. From 1990 to June 1998, Mr. Rosenstein was Executive Vice President and Chief Financial Officer of PriCellular Corporation. Mr. Rosenstein began his career with Ernst & Young and was a senior manager there at the time he joined PriCellular Corporation. Mr. Rosenstein is a certified public accountant and a member of the AICPA and New York State Society of CPAs. He is a magna cum laude graduate of the State University of New York.

Meetings of the Board

        Our board of directors met five times (and our independent directors met one time in executive session without management) during the year ended December 31, 2002. Each member of the board attended over 75% of the meetings of the board and the committees of the board of which he or she is a member held during the year while he or she was a member.

Committees of the Board

        Our board of directors has an Audit and Finance Committee, a Stock Option and Compensation Committee, and a Nominating Committee.

        The Stock Option and Compensation Committee consists of Messrs. Deardourff, Ellsworth and Rosenstein. Its functions include reviewing and approving arrangements relating to the compensation of our executive officers and administering our 1992 Long Term Incentive Plan. The Stock Option and Compensation Committee held two meetings during 2002.

        The Nominating Committee consists of Messrs. Deardourff, Ellsworth and Rosenstein. The Nominating Committee nominates candidates for election to our board of directors. It did not meet during 2002, since nominations for the election of directors at our annual meeting held during 2002 were determined prior to the beginning of 2002. The Nominating Committee will consider nominations by shareholders made pursuant to timely notice in proper written form to the Secretary of our company. To be timely, such a notice shall be delivered to or mailed and received at our principal executive offices not less than 50 days nor more than 90 days prior to the meeting at which directors are to be elected; provided, however, that if less than 50 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the security-holder to be timely must be so received not later than the close of business on the earlier of (i) the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made or (ii) the last business day prior to the meeting date. To be in proper written form, a shareholder's notice to the Secretary must set forth in writing (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in connection with the solicitation or proxies for election of directors, or is otherwise required, in each case pursuant to Regulations 14A under the Securities Exchange Act of 1934 or any successor regulation or law, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (ii) as to the shareholder or shareholders giving notice, (x) the name and address, as they appear on our books, of such shareholder or shareholders and (y) the class and number of our shares of our common stock which are beneficially owned by such shareholder or shareholders. Nominations by shareholders not made in accordance with the foregoing procedures shall be disregarded.

Report of the Audit and Finance Committee

        The following is the report of our Audit and Finance Committee with respect to our audited financial statements for fiscal year ended December 31, 2002. This report shall not be deemed to be

"soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall it be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference into such filing.

        During 2002, the Audit and Finance Committee consisted of John Deardourff, Robert F. Ellsworth and Stuart B. Rosenstein, each of whom is "independent" as defined by the NYSE listing requirements. The board of directors has adopted a written charter for the Audit and Finance Committee. The Audit and Finance Committee's functions include (i) making recommendations to the board of directors as to the independent accountant to be appointed by the board, (ii) reviewing with the independent accountants the scope of their examination, (iii) receiving the reports of the independent accountants and meeting with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports, and (iv) reviewing, either directly or through the independent accountants, our internal accounting and auditing procedures. The Audit and Finance Committee held four meetings during 2002.

        The Audit and Finance Committee has reviewed and discussed our audited financial statements with management. The Audit and Finance Committee has also discussed with Arthur Andersen LLP, the Company's independent auditors (through July 31, 2002) and our current independent auditors, Deloitte & Touche LLP, matters relating to the auditors' judgments about the quality, as well as the acceptability, of our accounting principles, as applied in our financial reporting as required by Statement of Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit and Finance Committee has discussed with Arthur Andersen and Deloitte & Touche their independence from management and us, as well as the matters in the written disclosures received from its independent auditors and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

        Based on the Audit and Finance Committee's review and discussions referred to above, the Audit and Finance Committee recommended to the board of directors that our audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                      John Deardourff
                      Robert F. Ellsworth
                      Stuart B. Rosenstein
                      (Members of the Audit and Finance Committee)

Directors Compensation

        Directors are compensated for their reasonable travel and related expenses in attending (in-person) board of directors or committee meetings, and directors who are not officers or employees receive fees of $25,000 per annum. The annual directors' fee has been increased to $50,000 effective in 2003. No additional fee is paid to directors for attendance at meetings of the board or committees.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth summary information concerning the compensation paid to our chief executive officer, another executive officer and two former executive officers for the three years ended December 31, 2002.

Long-Term Compensation
Annual Compensation
Name and Principal Position						Securities Underlying Options	All Other Compensation
	Year	Salary ($)		Bonus ($)
Robert Price Chief Executive Officer and Treasurer	2002 2001 2000	$ $ $	600,000 600,000 600,000	$ $ $	500,000 525,000 250,000	— 200,000 —		— — —
Kim I. Pressman Executive Vice President, Chief Financial Officer and Secretary(1)	2002 2001 2000	$ $ $	200,000 183,333 150,000	$ $ $	400,000 425,000 125,000	— 200,000 10,000		— — —
Michael N. Bruno Former President, Price Communications Wireless(2)	2002 2001 2000	$ $ $	124,572 161,538 150,000	$ $ $	95,000 95,000 107,500	— 10,000 5,000	$ $ $	173,089 4,200 4,200	(2) (4) (4)
Ellen S. Fader Former Senior Vice President and Secretary(3)	2002 2001 2000	$ $ $	20,833 141,667 100,000	$ $	— 55,000 55,000	— 20,000 30,000		$225,000 — —	(3)

(1)
Ms. Pressman was elected to the office of Secretary in April 2002.

(2)
Mr. Bruno's employment with the Company terminated on September 15, 2002 after consummation of our company's transaction with Verizon; amount shown for fiscal 2002 under "All Other Compensation" for Mr. Bruno includes stay bonus, severance and vehicle allowance.

(3)
Ms. Fader terminated her employment with us and resigned as Senior Vice President and Secretary of our company as of March 31, 2002. Upon termination of her employment, Ms. Fader was paid a $225,000 severance payment.

(4)
Fiscal 2001 and 2000 amounts shown for Mr. Bruno represent vehicle allowances.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table reflects the number of stock options held by our executive officers, including the named former executive officer of Price Communications Wireless, on December 31, 2002.

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
Name	Shares Acquired on Exercise	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Price	—	—	—	200,000	—	—
Kim I. Pressman	—	—	57,578	200,000	$369,682	—
Ellen S. Fader(1)	—	—	—	—	—	—
Michael N. Bruno(2)	—	—	—	—	—	—

(1)
Ms. Fader terminated her employment with us and resigned as Senior Vice President and Secretary of our company as of March 31, 2002, as a result of which all of her unexercised options expired.

(2)
Mr. Bruno's employment terminated on September 15, 2002 following the consummation of our transaction with Verizon, as a result of which all of his unexercised options expired.

Board Compensation Committee Report on Executive Compensation

        Under the rules of the SEC, this report is not deemed "soliciting material" and is not incorporated by reference in any filing with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        The Stock Option and Compensation Committee of our board of directors is composed of three non-employee directors, Messrs. John Deardourff, Robert F. Ellsworth and Stuart B. Rosenstein. It is responsible for developing and making recommendations to our board of directors with respect to our executive compensation policies and the annual compensation paid to our executive officers and administering the LTIP. The Committee believes that our compensation arrangements should enable us to attract and retain highly qualified executive employees, reward individual performance and foster an identity of interest between management and us.

        The four main objectives of the executive compensation program are:

  •
  to align compensation opportunities with shareholder interests;

  •
  to provide compensation that is competitive when compared with various markets in which the company competes for executive talent;

  •
  to divide total compensation between annual and long-term components with significant long-term performance related component; and

  •
  to place a significant portion of compensation at risk subject to performance against objectives.

        The Committee views stock options as key elements to focus executives on increasing shareholder value.

  Annual Compensation

        Base Salary.    In general, we align base pay for executives to be competitive with market rates. The pay review considers level of experience, individual performance against annually established financial and non-financial unit and individual objectives, and competitive market salary rates for similar positions.

        Annual Bonuses.    All executives are eligible for annual bonuses for achieving challenging financial, leadership and operational objectives that are established at the beginning of each year. To determine annual bonus awards, the Committee performs a detailed review of our and the individual executive's performance.

  Long-term Incentives

        We use stock options to link executive compensation to our longer term internal performance and to external market performance of our stock price.

        Stock options are granted to executives and other key personnel with an exercise price equal to the market price of the stock on the date of grant. The potential future value of stock options is dependent solely upon the future increase in the price of our stock. Stock option award levels are based on each recipient's position level and performance as well as the competitive level of option grants for comparably situated executives. The exercise price of option grants is equal to 100 percent of the market price of the company's common stock on the grant date. Options have a ten-year exercise period, and typically become exercisable in installments during the first two years following their grant.

        Annual grants of restricted stock are not presently part of our executive compensation program. However, grants of restricted stock may occur in the future as warranted by changing competitive conditions.

  Compensation of the Chief Executive Officer

        The chief executive officer's compensation is based on the same objectives and policies applicable to all executives, and includes base salary, annual bonuses and stock option grants.

        Mr. Price's annual base salary for 2002 was $600,000 and his annual bonus for 2002 was $500,000. The salary and bonus figures (which were set before the closing of our company's transaction with Verizon) were based on Mr. Price's successful accomplishments against various corporate objectives, including revenue and operating cash flow growth, the market performance of our common stock, and, in the view of the members of the Committee, Mr. Price's superb management.

        Pursuant to Section 162(m) of the Internal Revenue Code compensation exceeding $1 million paid to our executive officers may not be deducted by us unless such compensation is performance based and paid pursuant to criteria approved by our shareholders. The Committee considered the provisions of Section 162(m) in setting 2002 compensation paid to Mr. Price.

                      John Deardourff
                      Robert F. Ellsworth
                      Stuart B. Rosenstein
                      (members of the Stock Option and
                      Compensation Committee)

STOCK PRICE PERFORMANCE

         The following graph shows the five year cumulative total return (change in the year-end stock price plus reinvested dividends) to our shareholders compared to the Standard & Poor's 500 Index and the Standard & Poor's Cellular/Wireless Telecommunications Industry Index cumulative total return. The graph assumes investment of $100 on December 31, 1997 in our common stock, the Standard & Poor's Cellular/Wireless Telecommunications Industry Index and the Standard & Poor's 500 Index and the reinvestment of dividends. The companies represented in the Standard & Poor's Cellular/Wireless Telecommunications Industry Index are not necessarily similar in size to us and include some companies larger than us. The stock price performance shown on the graph is not necessarily indicative of future price performance.

Total Return to Shareholders
(Dividends reinvested monthly)

		Total Return to Shareholders (Dividends reinvested monthly) Annual Return Percentage Year Ending December 31,
Company/Index
	1997	1998	1999	2000	2001	2002
Price Communications Corporation	100.00	372.14	252.69	(39.55)	13.55	(27.55)
S&P 500 Comp.-LTD	100.00	28.58	21.04	(9.10)	(11.89)	(22.10)
Cellular/Wireless Telecom-500	100.00	51.08	223.45	(56.43)	(21.65)	(59.70)
		Indexed Returns Ending December 31,
Company/Index	Base Period 1997
		1998	1999	2000	2001	2002
Price Communications Corporation	100.00	472.14	1665.23	1006.62	1142.98	828.05
S&P 500 Comp.-LTD	100.00	128.58	155.63	141.46	124.65	97.10
Cellular/Wireless Telecom-500	100.00	151.08	488.67	212.89	166.80	67.21

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of 10% or more of any class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Directors, executive officers and 10% owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to directors and executive officers were timely satisfied during the year ended December 31, 2002.

RELATED PARTY TRANSACTIONS

        Until the contribution of our wireless business to the Verizon Partnership on August 15, 2002, Price Communications Wireless was a party to an agreement with H.O. Systems, Inc. under which H.O. Systems provided billing and management information services. H.O. Systems was sold to an unrelated third party on February 6, 2002. Prior to such sale, Stuart Rosenstein, a director of our company, and two adult children of Mr. Price (and trusts for their children) held indirect equity positions in H.O. Systems of approximately 6.4%, 8.9% and 2.7%, respectively, and Mr. Rosenstein and one of such adult children served as officers and directors of H.O. Systems. Such adult child resigned from such positions in November 2001, although he continued to act as a director of the parent company of H.O. Systems. Price Communications Wireless made payments aggregating approximately $1,200,000 to H.O. Systems during 2002 prior to H.O.'s sale to the third party.

PROPOSAL TO APPROVE THE
2003 LONG-TERM INCENTIVE PLAN
(PROPOSAL 3)

        No awards may be granted under our 1992 Long-Term Incentive Plan on or after December 31, 2002. The board of directors believes that our future success may depend on our ability to maintain a competitive position in attracting, retaining and motivating key personnel through the use of stock options and other stock-based awards. As a result, on December 3, 2002, the board of directors approved the 2003 Long-Term Incentive Plan to replace our prior plan, subject to the approval of our shareholders.

Purpose

        The purpose of the Plan is to enable us to offer key employees and our non-employee directors stock options and other performance-based stock incentives. We believe this will help us attract, retain and reward our key employees and directors.

        Our company currently has six individuals eligible to receive awards under the Plan. In addition to giving us the ability to make stock-based awards to our current or future employees and directors, the board of directors believes that approval of the Plan is in the best interests of our company in that it will permit us, if after the advisory vote the board makes a determination to seek other businesses, to offer the employees of such businesses stock-based awards.

Administration

        The Plan will be administered by a committee of the board of directors (currently the Stock Option and Compensation Committee), consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 and Section 162(m) of the Internal Revenue Code of 1986, as amended, a non-employee director under Rule 16b-3 and an outside director under Section 162(m) of the Code (the "Code"). With respect to the application of the Plan to non-

employee directors, the Committee is the board of directors of the company. If no Committee exists, the functions of the Committee will be exercised by the board of directors.

        The Committee has the full authority to administer and interpret the Plan, to grant discretionary awards under the Plan, to determine the persons to whom awards will be granted, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the Plan), to prescribe the form of instruments evidencing awards and to make all other determinations and to take all such steps in connection with the Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable.

        The terms and conditions of individual awards will be set forth in written agreements consistent with the Plan. Awards under the Plan may not be made on or after December 31, 2013, but awards granted prior to such date may extend beyond that date.

Eligibility and Types of Awards

        Non-employee directors, senior officers, senior management and key employees of our company and certain designated subsidiaries are eligible to be granted stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards under the Plan. As of the date of this proxy statement, no awards have been granted under the Plan. Eligibility for awards under the Plan is determined by the committee, in its sole discretion.

Available Shares

        A maximum of 2,000,000 shares of common stock may be issued or used for reference purposes under the Plan. The maximum number of shares of common stock with respect to which an award may be granted under the Plan during any fiscal year to any individual will be 500,000 shares or, in the case of performance units, a maximum value at grant of $500,000 (the "Maximum Numbers"), except that the Maximum Numbers for an individual shall be increased (but not above a maximum of 750,000 shares or, in the case of performance units $750,000) for subsequent fiscal years to the extent that awards with respect to fewer than 500,000 shares or performance units with a value of $500,000 are made for such individual during any fiscal year.

        The Committee may, in accordance with the term of the Plan, make appropriate adjustments to the number of shares of common stock available for the grant of awards and the terms of outstanding options and other awards to reflect any stock dividend or distribution, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares (and certain other events affecting our capital structure or business).

Awards under the Plan

        Stock Options.    The Plan authorizes the Committee to grant stock options to purchase shares of common stock. Options granted to non-employee directors and employees of our company or any designated subsidiary that qualifies as a "subsidiary corporation" (within the meaning of Section 424 of the Code) may be in the form of incentive stock options ("ISOs") or non-qualified stock options. Options granted to non-employee directors and employees of any designated subsidiary that does not qualify as a "subsidiary corporation" may only be non-qualified stock options. The Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed ten years, or five years in the case of an ISO granted to a ten percent shareholder), the exercise price, any vesting schedule, and the other material terms of each option. No ISO may have an exercise price less than the fair market value of the common stock at the time of grant (or, in the case of an ISO granted to a ten percent shareholder, 110 percent of fair market value). Options will be exercisable at such times and subject to such terms as determined by the Committee at grant. Our company's options have typically become exercisable in installments during the first two years following their grant.

        Stock Appreciation Rights.    The Plan authorizes the Committee to grant stock appreciation rights ("SARs") either with a stock option or independent of a stock option. A SAR is a right to receive a payment either in cash or common stock equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price per share of the SAR.

        Restricted Stock.    The Plan authorizes the Committee to award shares of restricted stock. Recipients of restricted stock enter into an agreement with us subjecting the shares to restrictions and providing the criteria or dates on which such restrictions lapse.

        Performance Shares and Performance Units.    The Plan authorizes the Committee to grant performance shares to employees and non-employee directors entitling them to receive a fixed number of shares of common stock or the cash equivalent, as determined by the Committee, upon the attainment of performance goals. The Committee may also grant performance units to employees and non-employee directors entitling them to receive a value payable in cash or shares of common stock, as determined by the Committee, upon the attainment of performance goals.

        Other Stock-Based Awards.    The Plan authorizes the Committee to grant awards of common stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, common stock and may be granted either alone or in addition to or in tandem with stock options, stock appreciation rights, restricted stock, performance shares or performance units.

Change in Control

        Unless determined otherwise by the Committee at the time of grant, upon a change in control of our company (as defined in the Plan), all vesting and forfeiture conditions, restrictions and limitations in effect with respect to any outstanding award will immediately lapse and any unvested awards will automatically become fully vested and immediately exercisable in their entirety. Notwithstanding the foregoing, in the event any benefits to a participant under the Plan, either alone or together with any payments or benefits provided outside of the Plan by us, would, in the board of director's opinion, be subject to excise tax under Section 4999 of the Code, the benefits under the Plan shall be reduced to the extent necessary so that no portion of the benefits shall be subject to such excise tax.

        In its sole discretion, the Committee may provide for the purchase of any stock options that become vested as a result of the change in control, for an amount of cash equal to the excess of the change in control price (as defined in the Plan) of the shares of common stock covered by such options, over the aggregate exercise price of such options.

        In the event of a merger or consolidation in which our company is not the surviving corporation or in the event of a transaction that results in the acquisition of substantially all of our company's common stock or all of our company's assets, our committee may elect to terminate all outstanding stock options granted to participants; provided, that during the period from notification of such termination to the date of consummation of the relevant transaction (which must be at least 20 days) each such participant shall have the right to exercise all of his or her stock options in full without regard to any restrictions or exercisability.

Amendment and Termination

        Notwithstanding any other provision of the Plan, the board of directors may at any time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such participant and, provided further, without the approval of our shareholders, to the extent required under Section 162(m) of the Code, or to the extent applicable to ISO's, Section 422 of the Code, no amendment may be made which would (i) increase the aggregate number of shares of common stock that may be issued under the Plan; (ii) increase the maximum individual participant share limitations for a fiscal year; (iii) change the classification of individuals eligible to receive awards under the Plan; (iv) decrease the minimum exercise price of any stock option or SAR; (v) extend the maximum option term; (vi) materially alter the any performance goals for the award of restricted stock, performance units or performance shares; or (vii) require shareholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to incentive stock options, Section 422 of the Code.

Nontranferability

        Generally, awards granted under the Plan are not transferable by a participant other than by will or by the laws of descent and distribution.

Material U.S. Federal Income Tax Consequences

        The following discussion of the principal U.S. federal income tax consequences with respect to options under the Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary.

        THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL THE TAX CONSIDERATIONS THAT MAY BE RELEVANT. EACH RECIPIENT OF A GRANT IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH GRANTEE OF THE GRANT AND THE DISPOSITION OF COMMON STOCK.

        Incentive Stock Options.    Under current federal income tax laws, the grant or exercise of an ISO generally has no income tax consequences for the optionee or our company. However, the amount by which the fair market value of the common stock acquired pursuant to the exercise of an ISO exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. The sale of common stock received pursuant to the exercise of an option that satisfied all of the ISO requirements, as well as the holding period requirement described below, will result in a long-term capital gain or loss equal to the difference between the amount realized on the sale and the exercise price. To receive ISO treatment, an optionee must be an employee of our company (or any "subsidiary") at all times during the period beginning on the date of the grant of the ISO and ending on the day three months before the date of exercise, and the optionee must not dispose of the common stock purchased pursuant to the exercise of an option either (i) within two years after the option is granted, or (ii) within one year after the date of exercise. If the disposition of the shares is made more than 18 months after the date of the exercise of the ISO, the optionee will be taxed at the lowest rate applicable to capital gains for such individual. We will not be entitled to a tax deduction upon the exercise of an ISO, nor upon a subsequent disposition of the shares of common stock, unless the disposition occurs prior to the expiration of the holding period described above.

        In general, if the optionee does not satisfy these holding period requirements, any gain equal to the difference between the exercise price and the fair market value of the common stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of either holding period described above, we will be entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

        Non-Qualified Stock Options.    In general, an optionee will recognize no taxable income upon the grant of a non-qualified stock option and we will not receive a deduction at the time of such grant. Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon a subsequent sale of the common stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the common stock. We will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

        A recipient who is an officer or director of the company or a beneficial owner of more than 10% of any class of registered equity securities of the company should consult with his or her tax advisor as to whether, as a result of Section 16(b) of the Exchange Act and the rules and regulations thereunder, the timing of income recognition is deferred for any period following the exercise of a stock option (the "Deferral Period"). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the shares of common stock pursuant to the exercise of the stock option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares over their exercise price, recognition of income by the recipient could, in certain instances, be deferred until the expiration of the Deferral Period.

        Section 162(m) of the Code.    Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in its taxable year to the extent that such compensation exceeds $1,000,000. "Covered employees" are a company's chief executive officer on the last day of the taxable year and any other individual whose compensation is required to be reported to shareholders in its proxy statement under the Exchange Act. Compensation paid under certain qualified performance-based compensation arrangements, which (among other things) provide for compensation based on preestablished performance goals established by a compensation committee that is comprised solely of two or more "outside directors", is not considered in determining whether a "covered employee's" compensation exceeds $l,000,000. It is intended that certain awards under the Plan will satisfy these requirements so that the income recognized in connection with awards will not be included in a "covered employee's" compensation for the purpose of determining whether such individual's compensation exceeds $1,000,000.

        Parachute Payments    In the event that the payment of any award under the Plan is accelerated because of a change in ownership (as defined in Code Section 280G(b)(2)) and such payment of an award, either alone or together with any other payments made to the recipient, constitute excess parachute payments under Section 280G of the Code, then subject to certain exceptions, a portion of such payments would be nondeductible to the company and the recipient would be subject to a 20% excise tax on such portion of the payment.

Future Plan Awards

        Because future awards under the Plan will be based upon prospective factors including the nature of services to be rendered by prospective key employees and officers of, advisors and independent consultants to, our company or its affiliates, and directors who are neither officers nor employees of our company or its affiliates and their potential contributions to the success of our company, actual awards cannot be determined at this time.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	479,391	$28.47	None
Equity compensation plans not approved by shareholders	None	—	—
Total	479,391	$28.47	None

Vote Required.

        The affirmative vote of a majority of the votes cast by our shareholders at the annual meeting is required to approve proposal 3.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE 2003 LONG TERM INCENTIVE PLAN AND THE RESERVATION OF 2,000,000 SHARES FOR ISSUANCE UNDER THE PLAN.

MATTERS RELATING TO OUR ACCOUNTANTS

Changes in Principal Accountants

        On July 31, 2002, we dismissed Arthur Andersen LLP as our principal accountant to audit our financial statements, and effective the same date engaged Deloitte & Touche LLP in place of Arthur Andersen. Both the dismissal of Arthur Andersen and the engagement of Deloitte & Touche were approved by our Board of Directors and Audit and Finance Committee.

        Arthur Andersen's reports on our financial statements for each of the years ended December 31, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2000 and 2001 and through July 31, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreements in connection with Arthur Andersen's reports on our financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        We were advised that Arthur Andersen is no longer in a position to provide letters relating to its termination as a former audit client's principal accountant in accordance with Item 304(a)(3) of Regulation S-K, and that Arthur Andersen's inability to provide such letters has been discussed with the staff at the Securities and Exchange Commission.

        During the years ended December 31, 2000 and 2001 and through July 31, 2002, we did not consult Deloitte &Touche regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any of the matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Paid to Principal Accountants

        For the fiscal year ended December 31, 2002, Arthur Andersen and Deloitte & Touche, our principal independent accountants during that period, billed the approximate fees set forth below.

        Audit Fees.    Deloitte & Touche has invoiced the company in connection with its audit of our consolidated financial statements as of and for the year ended December 31, 2002 and its limited review of our unaudited condensed consolidated interim financial statements in the amount of $243,000; we did not make payments to Arthur Andersen for such services for such period.

        Financial Information Systems Design and Implementation Fees.    We did not engage either Arthur Andersen or Deloitte & Touche to provide services regarding financial information systems design and implementation during 2002.

        All Other Fees.    Aggregate fees paid to Deloitte & Touche for services for 2002 relating to benefit plans and the contribution transaction were $27,000; no fees were paid to Arthur Andersen for 2002.

        Our Audit and Finance Committee discussed with each of Arthur Andersen and Deloitte & Touche their independence and considered whether the non-audit services provided by Arthur Andersen and Deloitte & Touche were compatible with such firms maintaining their independence.

Attendance of Auditors at Annual Meeting

        Deloitte & Touche LLP has been engaged as our company's independent auditors for 2003. A representative of Deloitte & Touche is expected to be present at the annual meeting and available to respond to appropriate questions, and will also have the opportunity to make a statement if such representative so desires.

OTHER MATTERS

        It is not anticipated that any other matters will be brought before the annual meeting. If other matters are properly brought before the annual meeting, proxies for shares of common stock will be voted in accordance with the best judgment of the proxy holders.

SHAREHOLDERS' PROPOSALS

        Proposals of shareholders intended to be included in the proxy statement for our 2004 Annual Meeting of Shareholders must be received us no later than December 2, 2003. Proposals of shareholders intended to be considered at the 2004 Annual Meeting of Shareholders but not included in the proxy statement for that meeting must be received by us no later than February 13, 2004.

New York, New York
March 31, 2003

PRICE COMMUNICATIONS CORPORATION
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        This proxy is solicited on behalf of the Board of Directors of Price Communications Corporation for the Annual Meeting of Shareholders on April 28, 2003. The undersigned appoints Robert Price and Kim I. Pressman, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Price Communications Corporation common stock that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 28, 2003, and at any adjournment or postponement thereof as indicated on the reverse side.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given this proxy will be counted as a vote in favor of currently seeking to acquire another business or to seek other business opportunities with respect to proposal 1 and will be counted as a vote in favor of proposals 2 and 3.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope	☒ Votes must be indicated (X) in Black or Blue ink.	Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF CURRENTLY SEEKING TO ACQUIRE ANOTHER BUSINESS OR TO SEEK OTHER BUSINESS OPPORTUNITIES WITH RESPECT TO PROPOSAL 1 AND WILL BE COUNTED AS A VOTE IN FAVOR OF PROPOSALS 2 AND 3.

1.
NON-BINDING ADVISORY VOTE AS TO WHETHER THE COMPANY SHOULD SEEK TO ACQUIRE ANOTHER BUSINESS OR, AS AN ALTERNATIVE, SHOULD FOLLOW A LIQUIDATION STRATEGY
    ☐
    FOR CURRENTLY BEGINNING TO SEEK TO ACQUIRE ANOTHER BUSINESS OR TO SEEK OTHER BUSINESS OPPORTUNITIES

    ☐
    FOR FOLLOWING A LIQUIDATION STRATEGY FOR OUR COMPANY IN THE YEARS AHEAD

    ☐
    ABSTAIN
2.
TO ELECT ONE DIRECTOR TO THE COMPANY'S BOARD OF DIRECTORS FOR A TERM OF THREE YEARS EXPIRING IN 2006.

  Nominee: Robert F. Ellsworth            ☐    FOR            ☐    WITHHELD

3.
PROPOSAL TO APPROVE THE COMPANY'S NEW LONG-TERM INCENTIVE PLAN AND THE RESERVATION OF 2,000,000 SHARES FOR ISSUANCE UNDER THE PLAN.

                                                               ☐    FOR            ☐    AGAINST            ☐    ABSTAIN

4.
In their discretion upon such other matters as may properly come before the meeting.

Shareholder sign here Date

Co-Owner sign here

QuickLinks

NON-BINDING ADVISORY VOTE OF THE SHAREHOLDERS AS TO WHETHER THE COMPANY SHOULD FOLLOW A LIQUIDATION STRATEGY, OR AS AN ALTERNATIVE, SEEK TO ACQUIRE ANOTHER BUSINESS (PROPOSAL 1)
ELECTION OF DIRECTOR (PROPOSAL 2)
PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTIONS
PROPOSAL TO APPROVE THE 2003 LONG-TERM INCENTIVE PLAN (PROPOSAL 3)
EQUITY COMPENSATION PLAN INFORMATION
MATTERS RELATING TO OUR ACCOUNTANTS
OTHER MATTERS
SHAREHOLDERS' PROPOSALS
PRICE COMMUNICATIONS CORPORATION PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS